EXHIBIT 99.4

FOR IMMEDIATE RELEASE
October 9, 2007	For more information, contact:
Rick D. Riley, President
(800) 880-5044
PR@citizensinc.com
Citizens, Inc. Announces Proposed Public Offering of Class A Common Stock
AUSTIN, Texas (October 9, 2007) — Citizens, Inc. (NYSE: CIA) announced today that it intends to offer 6,500,000 shares of Class A common stock in an underwritten public offering pursuant to an effective shelf registration statement. The company also expects to grant the underwriters an option to purchase an additional 975,000 shares of Class A common stock to cover over-allotments, if any. All shares are being sold by Citizens, Inc.
The underwriters for the offering will be Oppenheimer & Co. Inc., which is acting as lead underwriter, and KeyBanc Capital Markets Inc.
A shelf registration statement relating to these shares was originally filed on June 5, 2007, and has since been declared effective. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer, if at all, will be made only by means of a prospectus forming a part of the effective registration statement and an accompanying prospectus supplement.
A prospectus supplement relating to the offering has been filed with the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained by contacting: Oppenheimer & Co. Inc., 125 Broad Street, 15th Floor, New York, New York 10004, Telephone: (212) 668-8020.